Exhibit 99.1

GENESCO INC.

2020 EQUITY INCENTIVE PLAN

GENESCO INC.

2020 EQUITY INCENTIVE PLAN

Section 1.	Purpose.

This plan shall be known as the “Genesco Inc. 2020 Equity Incentive Plan” (the “Plan”).  The purpose of the Plan is to promote the interests of Genesco Inc., a Tennessee corporation (the “Company”), its Subsidiaries and its stockholders by (i) attracting and retaining key officers, employees, and directors of, and consultants to, the Company and its Subsidiaries and Affiliates; (ii) motivating such individuals by means of performance-related incentives to achieve long-range performance goals; (iii) enabling such individuals to participate in the long-term growth and financial success of the Company; (iv) encouraging ownership of stock in the Company by such individuals; and (v) linking their compensation to the long-term interests of the Company and its stockholders.

Section 2.	Definitions.

As used in the Plan, the following terms shall have the meanings set forth below:

(a)“Affiliate” shall mean (i) any entity that, directly or indirectly, is controlled by the Company, (ii) any entity in which the Company has a significant equity interest, (iii) an affiliate of the Company, as defined in Rule 12b-2 promulgated under Section 12 of the Exchange Act, and (iv) any entity in which the Company has at least twenty percent (20%) of the combined voting power of the entity’s outstanding voting securities, in each case as designated by the Board as being a participating employer in the Plan.

(b)“Alternative Award” has the meaning set forth in Section 13.3 hereof.

(c)“Award” shall mean any Option, Stock Appreciation Right, Restricted Share Award, Restricted Share Unit, Performance Award, Other Stock-Based Award or other award (whether cash or Share-based) granted under the Plan, whether singly, in combination or in tandem, to a Participant by the Committee pursuant to such terms, conditions, restrictions and/or limitations, if any, as the Committee may establish or which are required by applicable legal requirements.

(d)“Award Agreement” shall mean any written agreement (including electronically written), contract or other instrument or document evidencing any Award, which may, but need not, be executed or acknowledged by a Participant.

(e)“Beneficial Ownership” (including correlative terms) shall have the meaning given such term in Rule 13d-3 promulgated under the Exchange Act.

(f)“Board” shall mean the Board of Directors of the Company.

(g)“Cause” shall mean, unless otherwise defined in the applicable Award Agreement, (i) the engaging by the Participant in willful misconduct that is injurious (financially, reputationally or otherwise) to the Company or its Subsidiaries or Affiliates, (ii) the embezzlement or misappropriation of funds or property of the Company or its Subsidiaries or Affiliates by the Participant, (iii) the Participant’s having been convicted of, or entered a plea of guilty or nolo contendere to, a crime that constitutes a felony, or a crime that constitutes a misdemeanor involving moral turpitude, (iv) the material breach by the Participant of any written covenant or agreement with the Company not to disclose any information pertaining to the Company and/or its Affiliates, or (v) the material breach by the Participant of the Company’s code of conduct, or any material provision of the any written Company policies, whether currently in effect or later adopted..  For purposes of this paragraph, no act, or failure to act, on the Participant’s part shall be considered “willful” unless done, or omitted to be done, by the Participant not in good faith and without reasonable belief that the Participant’s action or omission was in the best interest of the Company.  Any determination of Cause for purposes of the Plan or any Award shall be made by the Committee in its sole discretion.  Any such determination shall be final and binding on a Participant.

(h)“Change in Control” unless otherwise defined in an Award Agreement, shall mean any of the following events:

(i)any person or entity, including a “group” as defined in Section 13(d)(3) of the Exchange Act, other than the Company or a wholly-owned subsidiary thereof or any employee benefit plan of the Company or any of its Subsidiaries, acquired Beneficial Ownership of the Company’s securities having 25% or more of the combined voting power of the then outstanding securities of the Company that may be cast for the election of directors of the Company unless such acquisition is approved by a majority of the directors of the Company in office immediately preceding such acquisition;

(ii)as the result of, or in connection with, any cash tender or exchange offer, merger or other business combination, contested election or any combination of the foregoing transactions, less than a majority of the combined voting power of the then outstanding securities of the Company or any successor company or entity entitled to vote generally in the election of the directors of the Company or such other corporation or entity after such transaction is held in the aggregate by the holders of the Company’s securities entitled to vote generally in the election of directors of the Company immediately prior to such transaction;

(iii)during any period of two (2) consecutive years, individuals who at the beginning of any such period constitute the Board cease for any reason to constitute at least a majority thereof, unless the election, or the nomination for election by the Company’s shareholders, of each Director of the Company first elected during such period was approved by a vote of at least two-thirds (2/3rds) of the Directors of the Company then still in office who were (i) Directors of the Company at the beginning of any such period, and (ii) not initially (a) appointed or elected to office as result of either an actual or threatened election and/or proxy contest by or on behalf of a Person other than the Board, or (b) designated by a Person who has entered into an agreement with the Company to effect a transaction described in (i) or (ii) above or (iv) or (v) below;

(iv)a complete liquidation or dissolution of the Company; or

(v)the sale or other disposition of all or substantially all of the assets of the Company to any Person (other than a transfer to a Subsidiary).

Notwithstanding the foregoing, (I) a Change in Control shall not be deemed to occur solely because any Person (the “Subject Person”) acquired Beneficial Ownership of more than fifty percent (50%) of the combined voting power of the then outstanding voting securities of the Company as a result of the acquisition of voting securities of the Company by the Company which, by reducing the number of voting securities of the Company then outstanding, increases the proportional number of shares Beneficially Owned by the Subject Persons, provided that if the Subject Person becomes the Beneficial Owner of any new or additional voting securities of the Company in a related transaction or after such share acquisition by the Company the Subject Person becomes the Beneficial Owner of any new or additional voting securities of the Company which in either case increases the percentage of the then outstanding voting securities of the Company Beneficially Owned by the Subject Person, then a Change in Control shall be deemed to occur; and (II) in no event shall a Change in Control be defined in such a manner that a Change in Control would be deemed to occur prior to the actual consummation of the event or transaction that results in a Change in Control of the Company (e.g., upon the announcement, commencement, or stockholder approval of any event or transaction that, if completed, would result in a Change in Control of the Company).

Solely for the purpose of determining the timing of any payments pursuant to any Awards constituting a “deferral of compensation” subject to Section 409A of the Code, a Change in Control shall be limited to a “change in the ownership of the Company,” a “change in the effective control of the Company,” or a “change in the ownership of a substantial portion of the assets of the Company” as such terms are defined in Section 1.409A-3(i)(5) of the U.S. Treasury Regulations.

(i)“Code” shall mean the Internal Revenue Code of 1986, as amended from time to time.

(j)“Committee” shall mean the Compensation Committee of the Board or a subcommittee thereof, or such other committee designated by the Board to administer the Plan.

(k)“Consultant” shall mean any consultant to the Company or its Subsidiaries or Affiliates who is a natural person.

(l)“Director” shall mean a member of the Board.

(m)“Disability” shall mean, unless otherwise defined in the applicable Award Agreement, a disability that would qualify as a total and permanent disability under the Company’s then current long-term disability plan.

(n)“Effective Date” shall have the meaning provided in Section 16.1 of the Plan.

(o)“Employee” shall mean a Person who is an employee of the Company or of any Subsidiary or Affiliate.

(p)“Exchange Act” shall mean the Securities Exchange Act of 1934, as amended from time to time.

(q)“Fair Market Value” with respect to the Shares, shall mean, for purposes of a grant of an Award as of any date, (i) the closing sales price of the Shares on the New York Stock Exchange, or any other such exchange or market as is the principal trading market for the Shares, on such date, or in the absence of reported sales on such date, the closing sales price on the immediately preceding date on which sales were reported (or in either case, such other price based on actual trading on the applicable date that the Committee determines is appropriate), or (ii) in the event there is no public market for the Shares on such date, the fair market value as determined, in good faith and by the reasonable application of a reasonable valuation method by the Committee in its sole discretion, and for purposes of a sale of a Share as of any date, the actual sales price on that date.

(r)“Good Reason” shall have the definition given such term in a Participant’s Award Agreement, or in the absence of such definition, as determined in good faith by the Committee, and with respect to any award constituting a deferral of compensation within the meaning of Section 409A of the Code, consistent with the provisions thereof.

(s)“Grant Price” means the price established at the time of grant of a SAR pursuant to Section 6 used to determine whether there is any payment due upon exercise of the SAR.

(t)“Incentive Stock Option” shall mean an option to purchase Shares from the Company that is granted under the Plan and that is intended to meet the requirements of Section 422 of the Code or any successor provision thereto.

(u)“Non-Qualified Stock Option” shall mean an option to purchase Shares from the Company that is granted under the Plan and is not an Incentive Stock Option.

(v)“Non-Employee Director” shall mean a member of the Board who is not an officer or employee of the Company or any Subsidiary of the Company.

(w)“Option” shall mean an Incentive Stock Option or a Non-Qualified Stock Option.

(x)“Option Price” shall mean the purchase price payable to purchase one Share upon the exercise of an Option.

(y)“Other Stock-Based Award” shall mean any Award granted under Sections 9 or 10 of the Plan.  For purposes of the share counting provisions of Section 4.1 hereof, an Other Stock-Based Award that is not settled in cash shall be treated as (i) an Option Award if the amounts payable thereunder will be determined by reference to the appreciation of a Share, and (ii) a Restricted Share Award if the amounts payable thereunder will be determined by reference to the full value of a Share.

(z)“Participant” shall mean any Employee, Director, Consultant or other person who receives an Award under the Plan.

(aa)“Performance Award” shall mean any Award granted under Section 8 of the Plan.  For purposes of the share counting provisions of Section 4.1 hereof, a Performance Award that is not settled in cash shall be treated as (i) an Option Award if the amounts payable thereunder will be determined by reference to the appreciation of a Share, and (ii) a Restricted Share Award if the amounts payable thereunder will be determined by reference to the full value of a Share.

(bb)“Performance Period” means the period over which a performance goal underlying a Performance Award shall be evaluated.

(cc)“Person” shall mean any individual, corporation, partnership, limited liability company, association, joint-stock company, trust, unincorporated organization, government or political subdivision thereof or other entity.

(dd)“Prior Plan” shall mean the Second Amended and Restated Genesco Inc. 2009 Equity Incentive Plan.

(ee)“Restricted Period” shall mean the period over which a Restricted Share, Restricted Share Unit or Performance Award shall vest.

(ff)“Restricted Share” shall mean any Share granted under Sections 7 or 10 of the Plan.

(gg)“Restricted Share Unit” shall mean any unit granted under Sections 7 or 10 of the Plan.

(hh)“Retirement” shall mean, unless otherwise defined in the applicable Award Agreement, retirement of a Participant from the employ or service of the Company or any of its Subsidiaries or Affiliates in accordance with the terms of the applicable Company retirement plan or, if a Participant is not covered by any such plan, the Participant’s voluntary termination of employment on or after such Participant’s 65th birthday.

(ii)“SEC” shall mean the Securities and Exchange Commission or any successor thereto.

(jj)“Section 16” shall mean Section 16 of the Exchange Act and the rules promulgated thereunder and any successor provision thereto as in effect from time to time.

(kk)“Shares” shall mean shares of the common stock, $1.00 par value, of the Company.

(ll)“Share Reserve” has the meaning set forth in Section 4.1 of the Plan.

(mm)“Stock Appreciation Right” or “SAR” shall mean a stock appreciation right granted under the Plan that entitles the holder to receive, with respect to each Share encompassed by the exercise of such SAR, the amount determined by the Committee and specified in an Award Agreement.  In the absence of such a determination, the holder shall be entitled to receive, with respect to each Share encompassed by the exercise of such SAR, the excess of the Fair Market Value of such Share on the date of exercise over the Grant Price applicable to such SAR.

(nn)“Subsidiary” shall mean any Person (other than the Company) of which a majority of its voting power or its equity securities or equity interest is owned directly or indirectly by the Company.

(oo)“Substitute Awards” shall mean Awards granted solely in assumption of, or in substitution for, outstanding awards previously granted by a company acquired by the Company or with which the Company combines.

(pp)“Vesting Period” means the period of time specified by the Committee during which vesting restrictions for an Award are applicable.

Section 3.	Administration.

3.1Authority of Committee.  The Plan shall be administered, construed and interpreted by the Committee, which shall be appointed by and serve at the pleasure of the Board; provided, however, that the Board may, in its sole discretion, take any action designated to the Committee under this Plan as it may deem necessary; provided further, with respect to Awards to Non-Employee Directors, all references in the Plan to the Committee shall be deemed to be references to the Board.  Subject to the terms of the Plan and applicable law, and in addition to other express powers and authorizations conferred on the Committee by the Plan, the Committee shall have full power and authority in its discretion to:

(i)designate Participants, determine eligibility for participation in the Plan and decide all questions concerning eligibility for and the amount of Awards under the Plan;

(ii)determine the type or types of Awards to be granted to a Participant;

(iii)determine the number of Shares to be covered by, or with respect to which payments, rights or other matters are to be calculated in connection with Awards;

(iv)determine the timing, terms, and conditions of any Award;

(v)accelerate the time at which all or any part of an Award may be settled or exercised;

(vi)determine whether, to what extent, and under what circumstances, Awards may be settled or exercised in cash, Shares, other securities, other Awards or other property, or canceled, forfeited or suspended and the method or methods by which Awards may be settled, exercised, canceled, forfeited or suspended;

(vii)determine whether, to what extent, and under what circumstances cash, Shares, other securities, other Awards, other property, and other amounts payable with respect to an Award shall be deferred either automatically or at the election of the holder thereof or of the Committee;

(viii)grant Awards as an alternative to, or as the form of payment for grants or rights earned or payable under, other bonus or compensation plans, arrangements or policies of the Company or a Subsidiary or Affiliate;

(ix)grant Substitute Awards on such terms and conditions as the Committee may prescribe, subject to compliance with the Incentive Stock Option rules under Section 422 of the Code and the nonqualified deferred compensation rules under Section 409A of the Code, where applicable;

(x)make all determinations under the Plan concerning the termination of any Participant’s employment or service with the Company or a Subsidiary or Affiliate, including whether such termination occurs by reason of Cause, Good Reason, Disability, Retirement, or in connection with a Change in Control and whether a leave constitutes a termination of employment;

(xi)interpret and administer the Plan and any instrument or agreement relating to, or Award made under, the Plan;

(xii)except to the extent prohibited by Section 6.2, amend or modify the terms of any Award at or after grant with the consent of the holder of the Award;

(xiii) establish, amend, suspend or waive such rules and regulations and appoint such agents as it shall deem appropriate for the proper administration of the Plan; and

(xiv)make any other determination and take any other action that the Committee deems necessary or desirable for the administration of the Plan, subject to the exclusive authority of the Board under Section 14 hereunder to amend or terminate the Plan.  The exercise of an Option or receipt of an Award shall be effective only if an Award Agreement shall have been duly executed and delivered on behalf of the Company following the grant of the Award.

3.2Committee Discretion Binding.  Unless otherwise expressly provided in the Plan, all designations, determinations, interpretations, and other decisions under or with respect to the Plan or any Award shall be within the sole discretion of the Committee, may be made at any time and shall be final, conclusive, and binding upon all Persons, including the Company, any Subsidiary or Affiliate, any Participant and any holder or beneficiary of any Award.  A Participant or other holder of an Award may contest a decision or action by the Committee with respect to such person or Award only on the grounds that such decision or action was arbitrary or capricious or was unlawful, and any review of such decision or action shall be limited to determining whether the Committee’s decision or action was arbitrary or capricious or was unlawful.

3.3Delegation.  Subject to the terms of the Plan, the Committee’s charter and applicable law, the Committee may delegate to one or more officers or managers of the Company or of any Subsidiary or Affiliate, or to a Committee of such officers or managers, the authority, subject to such terms and limitations as the Committee shall determine, to grant Awards to or to cancel, modify or waive rights with respect to, or to alter, discontinue, suspend or terminate Awards held by Participants who are not officers or directors of the Company for purposes of Section 16 or who are otherwise not subject to such Section; provided, however, that the resolution authorizing any executive officer to grant Awards to pursuant to the preceding sentence shall specify the total number of Shares subject to Awards that such executive officer may so grant. The Committee delegates the authority for ministerial administration of the Plan and awards made under the Plan to the Company.

3.4No Liability. The Board or the Committee may employ counsel, consultants, accountants, appraisers, brokers or other persons. The Board, the Committee, the Company, and the officers and directors of the Company shall be entitled to rely upon the advice, opinions or valuations of any such persons. No member of the Committee or Board, nor any employee or representative of the Company shall be personally liable for any action, determination or interpretation made in good faith with respect to the Plan or the Awards, and all such members of the Committee and the Board, employees and representatives shall be fully protected and indemnified to the greatest extent permitted by applicable law by the Company with respect to any such action, determination or interpretation.

Section 4.	Shares Available For Awards.

4.1Shares Available.

(a)Subject to the provisions of Section 4.2 below and the share counting provisions in this Section 4.1, the maximum aggregate number of Shares authorized for Awards granted under the Plan is one million eight hundred thirty-one thousand one hundred twenty (1,831,120) Shares, less one (1) Share for every one (1) Share that was subject to an option or stock appreciation right granted after February 1, 2020 and prior to the Effective Date under the Prior Plan and one and seventy-two one hundredths (1.72) Shares for every one (1) Share that was subject to an award other than an option or stock appreciation right granted after February 1, 2020 and prior to the Effective Date under the Prior Plan (the “Share Reserve”). Any Shares that are subject to Options or Stock Appreciation Rights shall be counted against this limit as one (1) Share for every one (1) Share granted, and any Shares that are subject to Awards other than Options or Stock Appreciation Rights shall be counted against this limit as one and seventy-two one hundredths (1.72) Shares for every one (1) Share granted.  The number of Shares with respect to which Incentive Stock Options may be granted shall be no more than 1,831,120. After the Effective Date, no awards may be granted under the Prior Plan.

(b)If any Award granted under this Plan or any award granted under the Prior Plan shall expire, terminate, be settled in cash (in whole or in part) or otherwise be forfeited or canceled for any reason, in each case after February 1, 2020 and before it has vested or been exercised in full, each Share subject to such Award (or award) shall, to the extent of such expiration, cash settlement, forfeiture, or termination, increase the Share Reserve as provided in Section 4.1(c). In the event that withholding tax liabilities arising from an Award other than an Option or Stock Appreciation Right or an award other than an option or stock appreciation right granted under the Prior Plan, are satisfied after February 1, 2020 by the tendering of Shares (either actually or by attestation) or by the withholding of Shares by the Company, each Share so tendered or withheld shall increase the Share Reserve as provided in Section 4.1(c). Notwithstanding the foregoing, the following Shares will not again become available for Awards under the Plan: (1) Shares tendered or withheld in payment of the Option Price of an Option (or the option price of an option granted under the Prior Plan), (2) Shares tendered or withheld to satisfy any tax withholding obligation with respect to an Option or Stock Appreciation Right (or an option or stock appreciation granted under the Prior Plan), (3) Shares repurchased by the Company with proceeds received from the exercise of an Option (or the exercise price of an option granted under the Prior Plan), and (4) Shares subject to an SAR (or a stock appreciation right granted under the Prior Plan) that are not issued in connection with the

Share settlement of that SAR (or stock appreciation right granted under the Prior Plan) upon its exercise. The Committee may make such other determinations not inconsistent with this Section 4.1(b) regarding the counting of Shares issued pursuant to this Plan as it deems necessary or advisable, provided that such determinations shall be permitted by law.

(c)Any Shares that again become available for grant or otherwise increase the Share Reserve pursuant to this Section 4.1 shall be added back as (i) one (1) Share if such Shares were subject to an Option or SAR (or after February 1, 2020, an option or stock appreciation right granted under the Prior Plan), and (ii) one and seventy-two one hundredths (1.72) Shares if such Shares were subject to Awards other than Options or SARs (or after February 1, 2020, awards other than options or stock appreciation rights granted under the Prior Plan).

4.2Adjustments.  In the event that any dividend (other than regular, recurring dividends) or other distribution (whether in the form of cash, Shares, other securities or other property), recapitalization, stock split, reverse stock split, reorganization, merger, consolidation, split-up, spin-off, combination, repurchase or exchange of Shares or other securities of the Company, issuance of warrants or other rights to purchase Shares or other securities of the Company, or other similar corporate transaction or event affects the Shares, then the Committee shall in an equitable and proportionate manner as determined by the Committee (and, as applicable, in such manner as is consistent with 422 and 409A of the Code and the regulations thereunder) either: (i) adjust any or all of (1) the aggregate number of Shares or other securities of the Company (or number and kind of other securities or property) with respect to which Awards may be granted under the Plan; (2) the number of Shares or other securities of the Company (or number and kind of other securities or property) subject to outstanding Awards under the Plan; and (3) the grant or exercise price with respect to any Award under the Plan; (ii) provide for an equivalent award in respect of securities of the surviving entity of any merger, consolidation or other transaction or event having a similar effect; or (iii)  make provision for a cash payment to the holder of an outstanding Award in exchange for the cancellation of such Award.

4.3Substitute Awards.  Any Shares issued by the Company as Substitute Awards in connection with the assumption or substitution of outstanding grants from any acquired company shall not reduce the Share Reserve, nor shall Shares subject to a Substitute Award be added to the Shares available for Awards under the Plan as provided in Section 4.1(b) above. Additionally, in the event that a company acquired by the Company or with which the Company combines has shares available under a pre-existing plan approved by stockholders and not adopted in contemplation of such acquisition or combination, the shares available for grant pursuant to the terms of such pre-existing plan (as adjusted, to the extent appropriate, using the exchange ratio or other adjustment or valuation ratio or formula used in such acquisition or combination to determine the consideration payable to the holders of common stock of the entities party to such acquisition or combination) may be used for Awards under the Plan and shall not reduce the Shares authorized for grant under the Plan (and Shares subject to such Awards shall not be added to the Shares available for Awards under the Plan as provided in Section 4.1(b) above); provided that Awards using such available shares shall not be made after the date awards or grants could have been made under the terms of the pre-existing plan, absent the acquisition or combination, and shall only be made to individuals who were not Employees or Non-Employee Directors of the Company prior to such acquisition or combination.

4.4Minimum Vesting Period. Notwithstanding any other provision of the Plan to the contrary, equity-based Awards granted under the Plan shall vest no earlier than the first anniversary of the date the Award is granted (excluding, for this purpose, any (i) Substitute Awards, (ii) Shares delivered in lieu of fully vested cash Awards and (iii) Awards to Non-Employee Directors that vest on the earlier of the one year anniversary of the date of grant or the next annual meeting of stockholders which is at least 50 weeks after the immediately preceding year’s annual meeting); provided, that, the Committee may grant equity-based Awards without regard to the foregoing minimum vesting requirement with respect to a maximum of five percent (5%) of the Share Reserve (subject to adjustment under Section 4.2); and, provided further, for the avoidance of doubt, that the foregoing restriction does not apply to the Committee’s discretion to provide for accelerated exercisability or vesting of any Award, including in cases of Retirement, death, Disability or a Change in Control, in the terms of the Award or otherwise.

Section 5.	Eligibility.

Any Employee, Director or Consultant shall be eligible to be designated a Participant; provided, however, that Non-Employee Directors shall only be eligible to receive Awards granted consistent with Section 10.

Section 6.	Stock Options and Stock Appreciation Rights.

6.1Grant. The grant of an Option shall take place when the Committee by resolution, written consent or other appropriate action determines to grant such Option for a particular number of Shares to a particular Participant at a particular Option Price.  An Option may be granted with or without a related SAR.  A SAR may be granted with or without a related Option.  The provisions of Option Awards need not be the same with respect to each Participant.  In the case of Incentive Stock Options, the terms and conditions of such grants shall be subject to and comply with Section 422 of the Code, as from time to time amended, and any regulations implementing such statute.  To the extent an Option does not qualify as an Incentive Stock Option for any reason, such Option shall be treated as a Non-Qualified Stock Option.

6.2Price.  The Committee in its sole discretion shall establish the Option Price at the time each Option is granted and the Grant Price at the time each SAR is granted.  Except in the case of Substitute Awards, the Option Price of an Option may not be less than the Fair Market Value of the Shares with respect to which the Option is granted on the date of grant of such Option.  Except with respect to Substitute Awards, SARs may not have a Grant Price less than the Fair Market Value of a Share on the date of grant.  In the case of Substitute Awards or Awards granted in connection with an adjustment provided for in Section 4.2 of the Plan in the form of Options, such grants shall have an Option Price per Share that is intended to maintain the economic value of the Award that was replaced or adjusted, as determined by the Committee. Except as required by the provisions of Section 4.2 hereof, the Committee shall not have the power to (i) amend the terms of previously granted Options or SARs to reduce the Option Price of outstanding Options or the Grant Price of outstanding SARs, (ii) cancel such Options or SARs when the Option Price or Grant Price exceeds the Fair Market Value of one Share in exchange for cash or a grant of either substitute Options or SARs with a lower Exercise Price or Grant Price than the cancelled Award, or any other Award (other than in connection with a Change in Control), or (iii) take any other action with respect to an Option or SAR that would be treated as a repricing under the rules and regulations of the New York Stock Exchange or such other principal securities exchange on which the Shares are traded, in each case without the approval of the Company’s shareholders.

6.3Term.  Each Option and SAR and all rights and obligations thereunder shall expire on the date determined by the Committee and specified in the Award Agreement; provided, that no Option or SAR shall be exercisable after the expiration of ten (10) years from the date such Option or SAR was granted.

6.4Exercise.

(a)Subject to Section 4.4, each Option and SAR shall be exercisable at such times and subject to such terms and conditions as the Committee may, in its sole discretion, specify in the applicable Award Agreement or thereafter.  The Committee may impose such conditions with respect to the exercise of Options, including without limitation, any relating to the application of federal, state or foreign securities laws or the Code, as it may deem necessary or advisable.  The exercise of any Option granted hereunder shall be effective only at such time as the sale of Shares pursuant to such exercise will not violate any state or federal securities or other laws.

(b)An Option or SAR may be exercised in whole or in part at any time, with respect to whole Shares only, within the period permitted thereunder for the exercise thereof, and shall be exercised by written notice of intent to exercise the Option or SAR, delivered to the Company at its principal office, and payment in full to the Company at the direction of the Committee of the amount of the Option Price for the number of Shares with respect to which the Option is then being exercised.

(c)Payment of the Option Price shall be made in (i) cash or cash equivalents, or, (ii) at the discretion of the Committee, by transfer, either actually or by attestation, to the Company of unencumbered Shares previously acquired by the Participant, valued at the Fair Market Value of such Shares on the date of exercise (or next preceding trading date, if the date of exercise is not a trading date), together with any applicable withholding taxes, such transfer to be upon such terms and conditions as determined by the Committee, (iii) by a combination of (i) or (ii), or (iv) by any other method approved or accepted by the Committee in its sole discretion, including, if the Committee so determines, (x) a cashless (broker-assisted) exercise that complies with applicable laws or (y) withholding Shares (net-exercise) otherwise deliverable to the Participant pursuant to the Option having an aggregate Fair Market Value at the time of exercise equal to the total Option Price. Until the optionee has been issued the Shares subject to such exercise, the optionee shall possess no rights as a stockholder with respect to such Shares. Notwithstanding the foregoing, permitted exercise methods may be limited by the terms of the individual Award Agreement or by the Committee at any time.

(e)At the Committee’s discretion, the amount payable as a result of the exercise of a SAR may be settled in cash, Shares or a combination of cash and Shares.

6.5Termination of Employment or Service.  Except as otherwise provided in the applicable Award Agreement at or after grant, an Option may be exercised only to the extent that it is then exercisable, and if at all times during the period beginning with the grant date of such Option and ending on the date of exercise of such Option the Participant is and has been an Employee, Non-Employee Director or Consultant.

6.6Ten Percent Stock Rule.  Notwithstanding any other provisions in the Plan, if on a grant date, the optionee owns directly or indirectly (within the meaning of Section 424(d) of the Code) Shares of the Company possessing more than ten percent (10%) of the total combined voting power of all classes of Stock of the Company or its parent or Subsidiary or Affiliate corporations (within the meaning of Section 422(b)(6) of the Code), then any Incentive Stock Option to be granted to such optionee or rights holder pursuant to the Plan shall satisfy the requirement of Section 422(c)(5) of the Code, and the Option Price shall be not less than one hundred ten percent (110%) of the Fair Market Value of the Shares of the Company, and such Option by its terms shall not be exercisable after the expiration of five (5) years from the date such Option is granted.

6.7Transferability of Options.  Except as provided in this Section 6.7, no Options or SARs shall be transferable otherwise than by will or the laws of descent and distribution or exercisable during the lifetime of the Participant by anyone other than the Participant. An Award Agreement may provide that a Non-Qualified Stock Option or SAR granted to a Participant may be transferred by such Participant to a Permitted Transferee (as defined below), provided that (i) such Non-Qualified Stock Option or SAR shall be fully vested; (ii) there is no consideration for such transfer (other than receipt by the Participant of interest in an entity that is a Permitted Transferee); (iii) the Participant (or such Participant’s estate or representative) shall remain obligated to satisfy all income or other tax withholding obligations associated with the exercise of such Non-Qualified Stock Option or SAR; (iv) the Participant shall notify the Company in writing prior to such transfer and disclose to the Company the name and address of the Permitted

Transferee and the relationship of the Permitted Transferee to the Participant; and (v) such transfer shall be effected pursuant to transfer documents in a form approved by the Company. A Permitted Transferee may not further assign or transfer any Non-Qualified Stock Option or SAR otherwise than by will or the laws of descent and distribution. Following the transfer of a Non-Qualified Stock Option or SAR to a Permitted Transferee, such Non-qualified Stock Option or SAR shall continue to be subject to the same terms and conditions that applied to it prior to the transfer by the Participant (including, without limitation, the Plan and the applicable Award Agreement), except that it shall be exercisable by the Permitted Transferee to whom such transfer was made rather than by the transferring Participant. For the purposes of the Plan, the term "Permitted Transferee" means, with respect to a Participant, (i) any child, stepchild, grandchild, parent, stepparent, grandparent, spouse, sibling, mother-in-law, father-in-law, son-in-law, daughter-in-law, brother-in-law or sister-in-law of the Participant, including adoptive relationships, and (ii) a trust, partnership or other entity in which the Participant or the persons described in clause (i) above have more than fifty percent of the beneficial interest.

Section 7.	Restricted Shares And Restricted Share Units.

7.1Grant.  Restricted Share and Restricted Share Unit Awards shall be evidenced by Award Agreements in such form as the Committee shall from time to time approve, which agreements shall comply with and be subject to the terms and conditions provided hereunder and any additional terms and conditions established by the Committee that are consistent with the terms of the Plan.  Subject to Section 4.4, the provisions of Restricted Share and Restricted Share Unit Awards need not be the same with respect to all Participants.  The Award Agreement shall set forth a period of time during which the grantee must remain in the continuous employment of the Company in order for the forfeiture and transfer restrictions to lapse (the “Restricted Period”).  If the Committee so determines, the restrictions may lapse during such Restricted Period in installments with respect to specified portions of the Shares covered by the Restricted Share or Restricted Share Unit Award. The Award Agreement may also, in the discretion of the Committee, set forth performance or other conditions that will subject the Shares to forfeiture and transfer restrictions. The Committee may, at its discretion, waive all or any part of the restrictions applicable to any or all outstanding Restricted Share and Restricted Share Unit Awards.

7.2Restricted Shares.  At the time of the grant of a Restricted Share Award, a certificate representing the number of Shares awarded thereunder shall be registered in the name of the grantee.  Such certificate shall be held by the Company or any custodian appointed by the Company for the account of the grantee subject to the terms and conditions of the Plan, and shall bear such a legend setting forth the restrictions imposed thereon as the Committee, in its discretion, may determine.  The foregoing to the contrary notwithstanding, the Committee may, in its discretion, provide that a Participant’s ownership of Restricted Shares prior to the lapse of any transfer restrictions or any other applicable restrictions shall, in lieu of such certificates, be evidenced by a “book entry” (i.e., a computerized or manual entry) in the records of the Company or its designated agent in the name of the Participant who has received such Award, and confirmation and account statements sent to the Participant with respect to such book-entry Shares may bear the restrictive legend referenced in the preceding sentence. Such records of the Company or such agent shall, absent manifest error, be binding on all Participants who receive Restricted Share Awards evidenced in such manner.

(a)Dividends and Other Distributions.  Prior to the lapse of any applicable transfer restrictions, Participants holding Restricted Shares shall have the right to receive any cash dividends paid with respect to such Shares while they are so held, unless determined otherwise by the Committee and set forth in the Award Agreement; provided, however, that any Shares, cash or any other property distributed as a dividend or otherwise with respect to any Restricted Shares as to which the restrictions have not yet lapsed shall be accumulated or credited, and shall be subject to the same restrictions and risk of forfeiture as such Restricted Shares with respect to which they relate and shall be paid only if and to the extent the underlying Award vests.

(b)Other Rights.  Unless otherwise provided in the applicable Award Agreement, the grantee shall have all other rights of a stockholder with respect to the Restricted Shares, including the right to vote such Shares, subject to the following restrictions: (i) the grantee shall not be entitled to delivery of the stock certificate (or other book entry) until the expiration of the Restricted Period and the fulfillment of any other restrictive conditions set forth in the Award Agreement with respect to such Shares; (ii) none of the Shares may be sold, assigned, transferred, pledged, hypothecated or otherwise encumbered or disposed of during such Restricted Period or until after the fulfillment of any such other restrictive conditions; and (iii) except as otherwise determined by the Committee at or after grant, all of the Shares shall be forfeited and all rights of the grantee to such Shares shall terminate, without further obligation on the part of the Company, unless the grantee remains in the continuous employment or service with the Company, a Subsidiary or Affiliate for the entire Restricted Period in relation to which such Shares were granted and unless any other restrictive conditions relating to the Restricted Share Award are met.

(c)Termination of Restrictions.  At the end of the Restricted Period and provided that any other restrictive conditions of the Restricted Share Award are met, or at such earlier time as otherwise determined by the Committee, all restrictions set forth in the Award Agreement relating to the Restricted Share Award or in the Plan shall lapse as to the Restricted Shares subject thereto, and a stock certificate for the appropriate number of Shares, free of the restrictions and restricted stock legend, shall be delivered to the Participant or the Participant’s beneficiary or estate, as the case may be (or, in the case of book-entry Shares, such restrictions and restricted stock legend shall be removed from the confirmation and account statements delivered to the Participant or the Participant’s beneficiary or estate, as the case may be, in book-entry form).

7.3Restricted Share Units.  Each Restricted Share Unit shall have a value equal to the Fair Market Value of a Share. Restricted Share Units shall be paid in cash, Shares, other securities or other property, as determined in the sole discretion of the Committee, and subject to Section 4.4, upon the lapse of the restrictions applicable thereto, or otherwise in accordance with the applicable Award Agreement.  Unless otherwise provided in a Restricted Share Unit Award Agreement, a Participant will not be entitled to receive dividend equivalent rights in respect of Restricted Share Units at the time of any payment of dividends to stockholders on Shares; provided, that in no event shall a Participant receive dividends on unvested Restricted Share Units until such Awards have vested, though such dividends may be accumulated, in cash or as Shares, in each case subject to the same risk of forfeiture and paid concurrently with the vesting or settlement of the underlying Restricted Share Units. Except as otherwise determined by the Committee at or after grant, (i) Restricted Share Units may not be sold, assigned, transferred, pledged, hypothecated or otherwise encumbered or disposed of, and (ii) all Restricted Share Units and all rights of the grantee to such Restricted Share Units and the underlying Shares shall terminate, without further obligation on the part of the Company, unless the grantee remains in continuous service or employment of the Company, a Subsidiary or an Affiliate for the entire Restricted Period in relation to which such Restricted Share Units were granted and unless any other restrictive conditions relating to the Restricted Share Unit Award are met.

Section 8.	Performance Awards.

8.1Grant.  The provisions of Performance Awards need not be the same with respect to all Participants.  A Performance Award may consist of a right that is (i) denominated in cash or Shares (including but not limited to Restricted Shares or Restricted Share Units), (ii) valued, as determined by the Committee, in accordance with the achievement of such performance goals during such Performance

Periods as the Committee shall establish, and (iii) payable at such time and in such form as the Committee shall determine.

8.2Terms and Conditions.  Subject to the terms of the Plan (including Section 4.4) and any applicable Award Agreement, the Committee shall determine the performance goals to be achieved during any Performance Period, the length of any Performance Period, the amount of any Performance Award and the amount and kind of any payment or transfer to be made pursuant to any Performance Award. The Committee may amend specific provisions of the Performance Award consistent with the terms of the Plan.  In the event the Committee provides for dividends or dividend equivalents to be payable with respect to any Performance Awards denominated in Shares, any Shares, cash or any other property distributable as a dividend or otherwise with respect to such Performance Awards as to which the restrictions have not yet lapsed (and/or performance goals have not been satisfied) shall be accumulated or credited, and shall be subject to the same restrictions and risk of forfeiture as such Performance Awards and shall not be paid until and unless the underlying Performance Awards vest.

8.3Payment of Performance Awards.  Performance Awards may be paid in a lump sum or in installments following the close of the Performance Period or, in accordance with the procedures established by the Committee, on a deferred basis.  A Participant’s rights to any Performance Award may not be sold, assigned, transferred, pledged, hypothecated or otherwise encumbered or disposed of in any manner, except by will or the laws of descent and distribution, and/or except as the Committee may determine at or after grant.

8.4Termination of Employment or Service. Except as otherwise provided in the applicable Award Agreement at or after grant, if during a Performance Period a Participant’s employment or service with the Company, a Subsidiary, or an Affiliate terminates, then such Participant shall not be entitled to any payment with respect to the Performance Awards relating to such Performance Period.  Such provisions shall be determined in the sole discretion of the Committee, not need be uniform among all such Awards issued pursuant to the Plan, and may reflect distinctions based on the reasons for the termination of employment.

Section 9.	Other Stock-Based Awards.

The Committee shall have the authority to determine the Participants who shall receive an Other Stock-Based Award, which may consist of any right that is an Award of Shares or an Award denominated or payable in, valued in whole or in part by reference to, or otherwise based on or related to, Shares (including, without limitation, securities convertible into Shares), as deemed by the Committee to be consistent with the purposes of the Plan.  Subject to the terms of the Plan and any applicable Award Agreement, the Committee shall determine the terms and conditions of any such Other Stock-Based Award; provided that in the event the Committee provides for dividends or dividend equivalents to be payable with respect to any Other Stock-Based Awards denominated in Shares, any Shares, cash or any other property distributed as a dividend or otherwise with respect to such Other Stock-Based Awards as to which the restrictions have not yet lapsed (and/or performance goals have not been satisfied) shall be accumulated or credited, and shall be subject to the same restrictions and risk of forfeiture as such Other Stock-Based Awards and shall not be paid until and unless the underlying Other Stock-Based Awards vest..

Section 10.	Non-Employee Director Awards.

10.1Awards. The Board may provide that all or a portion of a Non-Employee Director’s annual retainer, meeting fees and/or other awards or compensation as determined by the Board, be payable (either automatically or at the election of a Non-Employee Director) in the form of Non-Qualified Stock Options, Restricted Shares, Restricted Share Units and/or Other Stock-Based Awards, including unrestricted Shares

(subject to Section 4.4).  The Board shall determine the terms and conditions of any such Awards, including the terms and conditions which shall apply upon a termination of the Non-Employee Director’s service as a member of the Board, and shall have full power and authority in its discretion to administer such Awards, subject to the terms of the Plan and applicable law.

10.2Applicable Limits. Notwithstanding anything herein to the contrary, the aggregate value of all compensation paid or granted, as applicable, to any individual for service as a Non-Employee Director with respect to any calendar year, including equity Awards granted and cash fees paid by the Company to such Non-Employee Director, shall not exceed five hundred thousand dollars ($500,000) in value, calculating the value of any equity Awards granted during such calendar year based on the grant date fair value of such Awards for financial reporting purposes. The Board may make exceptions to the applicable limit in this Section 10.2 for individual Non-Employee Directors in extraordinary circumstances, such as where any such individual Non-Employee Directors are serving on a special litigation or transactions committee of the Board, as the Board may determine in its discretion, provided that the Non-Employee Director receiving such additional compensation may not participate in the decision to award such compensation involving such Non-Employee Director.

Section 11.	Provisions Applicable Performance Awards.

The Committee may grant Performance Awards based upon the attainment of performance targets related to one or more performance goals selected by the Committee from among the goals specified below, or related to any other performance goals as the Committee shall select, in its sole discretion.  Performance goals may include one or more of the following Company, Subsidiary, operating unit, business segment or division financial performance measures:

(a)earnings before interest, taxes, depreciation and/or amortization;

(b)operating income or profit;

(c)operating efficiencies;

(d)return on equity, assets, capital, capital employed or investment;

(e)net income;

(f)earnings per share;

(g)utilization;

(h)gross profit;

(i)stock price or total stockholder return;

(j)customer growth;

(k)debt reduction;

(l)	strategic business objectives, consisting of one or more objectives based on meeting specified cost targets, business expansion goals and goals relating to acquisitions or divestitures; or

(m)	any combination thereof.

Each goal may be expressed on an absolute and/or relative basis, may be expressed to take into account the Company’s or business segment’s cost of capital, may be based on or otherwise employ comparisons based on internal targets, the past performance of the Company or any Subsidiary, operating unit, business segment or division of the Company and/or the past or current performance of other companies, and in the case of earnings-based measures, may use or employ comparisons relating to capital, stockholders’ equity and/or Shares outstanding, or to assets or net assets.  The Committee may provide for the adjustment of any evaluation of performance, including making adjustments to the performance targets, under criteria set forth in this Section 11 to exclude events that occur during a Performance Period, including but not limited to:  (i) asset write-downs, (ii) litigation or claim judgments or settlements, (iii) the effect of changes in tax law, accounting principles or other such laws or provisions affecting reported results, (iv) accruals for reorganization and restructuring programs, (v) any items that are unusual in nature or infrequently occurring within the meaning of generally accepted account principles or other extraordinary items that are included in in management’s discussion and analysis of financial condition and results of operations appearing in the Company’s annual report to stockholders for the applicable year, or (vi) any event either not directly related to the operations of the Company or not within the reasonable control of the Company’s management.

Section 12.	Termination Of Employment Or Service.

The Committee shall have the full power and authority to determine the terms and conditions that shall apply to any Award upon a termination of employment or service with the Company, its Subsidiaries and Affiliates, including a termination by the Company with or without Cause, by a Participant voluntarily, or by reason of death, Disability or Retirement, and may provide such terms and conditions in the Award Agreement or in such rules and regulations as it may prescribe. For purposes of the Plan, unless the Committee determines otherwise, a transfer of a Participant’s employment or other service-providing capacity (including to service on the Board) without an intervening period of separation of service from the Company and any Affiliate or Subsidiary shall not be deemed a termination of employment or service. The Committee has discretion to determine that vesting of an Award will continue while a Participant is on an approved leave of absence for military service or sickness, or for any other purpose approved by the Company, if the employee’s right to re-employment is guaranteed either by a statute or by contract or under the policy pursuant to which the leave of absence was granted or if the Committee otherwise so provides in writing.  Such terms and conditions need not be the same with respect to all Awards or all Participants.

Section 13.	Change In Control.

13.1Assumed Awards. Except as otherwise provided by the Committee at or after grant, no cancellation, acceleration of exercisability, vesting, cash settlement or other payment shall occur with respect to any Option, SAR, Restricted Share, Restricted Share Unit, Performance Award and/or Other Stock-Based Award if the Committee reasonably determines prior to the occurrence of a Change in Control that such Option, SAR, Restricted Share, Restricted Share Unit, Performance Award and/or Other Stock-Based Award shall be honored or assumed, or new rights substituted therefor (such honored, assumed or substituted award hereinafter called an “Assumed Award”), by a Participant’s employer (or the parent or an affiliate of such employer) immediately following the Change in Control; provided that any such Assumed Award must:

(a)be based on stock that is traded on an established securities market;

(b)provide such Participant with rights and entitlements substantially equivalent to or better than the rights, terms and conditions applicable under such Option, SAR, Restricted Share, Restricted

Share Unit, Performance Award (after applying Section 13.3) and/or Other Stock-Based Award, including, but not limited to, an identical or better exercise or vesting schedule;

(c)have substantially equivalent value to such Option, SAR, Restricted Share, Restricted Share Unit, Performance Award and/or Other Stock-Based Award (determined at the time of the Change in Control); and

(d)have terms and conditions which provide that in the event that within twenty-four months following the Change in Control, the Participant’s employment is involuntarily terminated for any reason other than for Cause, or if the Participant terminates his or her employment for Good Reason, all of such Participant’s Options, SARs, Restricted Shares, Restricted Share Units, Performance Awards and/or Other Stock-Based Award shall be deemed immediately and fully exercisable and/or all restrictions shall lapse, and shall be settled for a payment per each share of stock subject to the Assumed Award in cash, in immediately transferable, publicly traded securities, or in a combination thereof, in an amount equal to (i) the Fair Market Value of such stock on the date of the Participant’s termination (with respect to any Restricted Shares, Restricted Share Units, earned Performance Awards and/or Other Stock-Based Awards (if applicable)), or (ii) the excess of the Fair Market Value of such stock on the date of the Participant’s termination over the corresponding exercise or base price per share, if any (with respect to any Option, SARs and/or Other Stock-Based Award (if applicable)).

13.2Awards not Assumed. In the event an Award does not constitute an Assumed Award in connection with a Change in Control as provided in Section 13.1, in the event of a Change in Control, each Option and SAR then outstanding shall be fully exercisable regardless of the exercise schedule otherwise applicable to such Option and/or SAR, and the Restricted Period shall lapse as to each Restricted Share, Restricted Share Unit and Other Stock-Based Award then outstanding. In connection with such a Change in Control, the Committee may, in its discretion, either by the terms of the Award Agreement applicable to any Award or by resolution adopted prior to the occurrence of the Change in Control, provide that each Option, SAR, Restricted Share, Restricted Share Unit and/or Other Stock-Based Award shall, upon the occurrence of such Change in Control, be cancelled in exchange for a payment per share/unit in an amount based on Fair Market Value of the Award with reference to the Change in Control, which amount may be zero (0) if applicable.

13.3Performance Awards. Unless otherwise provided in an Award Agreement or other documents governing a Performance Award, in the event of a Change in Control, (a) any outstanding Performance Awards relating to Performance Periods ending prior to the Change in Control which have been earned but not paid shall become immediately payable, (b) all then-in-progress Performance Periods for Performance Awards that are outstanding shall end, and all Participants shall be deemed to have earned an award based on actual performance during the shortened performance period or a pro rata amount of the target award opportunity based on the number of months that have elapsed during the Performance Period in question, and (c) such Performance Award shall convert into a time-based vesting Award for such earned portion that shall be subject to Section 13.1 or 13.2 as applicable.

13.4No Implied Rights; Other Limitations.  No Participant shall have any right to prevent the consummation of any of the acts described in Section 4.2 or this Section 13 affecting the number of Shares available to, or other entitlement of, such Participant under the Plan or such Participant’s Award.  Any actions or determinations of the Committee under this Section 13 need not be uniform as to all outstanding Awards, nor treat all Participants identically.  Notwithstanding the adjustments described in Section 13.1, any changes to Incentive Stock Options pursuant to this Section 13 shall, unless the Committee determines otherwise, only be effective to the extent such adjustments or changes do not cause a “modification” (within the meaning of Section 424(h)(3) of the Code) of such Incentive Stock Options or otherwise adversely affect the tax status of such Incentive Stock Options.

13.5.Termination, Amendment, and Modifications of Change in Control Provisions.  Notwithstanding any other provision of the Plan or any Award Agreement provision, the provisions of this Section 13 may not be terminated, amended, or modified on or after the date of a Change in Control to materially impair any Participant’s Award theretofore granted and then outstanding under the Plan without the prior written consent of such Participant.

Section 14.	Amendment And Termination.

14.1Amendments to the Plan.  The Board may amend, alter, suspend, discontinue or terminate the Plan or any portion thereof at any time; provided that no such amendment, alteration, suspension, discontinuation or termination shall be made without stockholder approval if such approval is necessary to comply with any tax or regulatory requirement for which or with which the Board deems it necessary or desirable to comply.

14.2Amendments to Awards.  Subject to the restrictions and shareholder approval requirements set forth in Section 6.2, the Committee may waive any conditions or rights under, amend any terms of or alter, suspend, discontinue, cancel or terminate, any Award theretofore granted, prospectively or retroactively; provided that any such waiver, amendment, alteration, suspension, discontinuance, cancellation or termination that would materially and adversely affect the rights of any Participant or any holder or beneficiary of any Award theretofore granted shall require the consent of the affected Participant, holder or beneficiary.

14.3Cancellation and Rescission of Awards.  The Board or the Committee may cancel, rescind, suspend, withhold or otherwise limit or restrict any unexpired, unpaid, or deferred Awards of an officer at any time if (a) the Board, or an appropriate committee thereof has determined that any fraud, negligence, or intentional misconduct was a significant contributing factor to the Company having to restate all or a portion of its financial statement(s), (b) the Participant engaged in any fraud or misconduct that caused or contributed to the need for the restatement, and (c) the amount of compensation that would have been paid or payable to the Participant pursuant to the Award had the financial results been properly reported would have been lower than the amount actually paid or payable.  A Participant shall be liable to the Company for the reimbursement of any bonus or incentive compensation paid to the Participant, and for gains realized on the exercise of stock options or SARs, under the circumstances described in (a) to (c) of this Section 14.3.

In addition, any Award granted pursuant to this Plan shall be subject to mandatory repayment by the Participant to the Company (i) to the extent set forth in any Award Agreement, (ii) to the extent that such Participant is, or in the future becomes, subject to (a) any “clawback” or recoupment policy adopted by the Company or any Affiliate thereof to comply with the requirements of any applicable laws, rules or regulations, including pursuant to final rules adopted by the SEC pursuant to the Dodd-Frank Wall Street Reform and Consumer Protection Act, or otherwise, or (b) any applicable laws which impose mandatory recoupment, under circumstances set forth in such applicable laws, including the Sarbanes-Oxley Act of 2002.

Section 15.	General Provisions.

15.1Limited Transferability of Awards. Except as otherwise provided in the Plan or in an Award Agreement at or after grant, no Award shall be assigned, alienated, pledged, attached, sold or otherwise transferred or encumbered by a Participant, except by will or the laws of descent and distribution; provided, that in no event shall any transfer for value be permitted.  No transfer of an Award by will or by laws of descent and distribution shall be effective to bind the Company unless the Company shall have been furnished with written notice thereof and an authenticated copy of the will and/or such other evidence as the Committee may deem necessary or appropriate to establish the validity of the transfer.

15.2Dividend Equivalents. Except as otherwise provided in the Plan, an Award may provide the Participant with dividends or dividend equivalents, payable in cash, Shares, other securities or other property.  In the event the Committee provides for dividends or dividend equivalents to be payable with respect to any Awards denominated in Shares, any Shares, cash or any other property distributable as a dividend or otherwise with respect to such Awards as to which the restrictions have not yet lapsed (and/or performance goals have not been satisfied) shall be accumulated or credited, and shall be subject to the same restrictions and risk of forfeiture as such Awards with respect to which they relate and shall not be paid unless and only to the extent the underlying Awards vest.  The total number of Shares available for grant under Section 4.1 shall not be reduced to reflect any dividends or dividend equivalents that are reinvested into additional Shares or credited as Performance-Based Awards. Notwithstanding the foregoing (but subject to Section 4.2), neither dividends nor dividend equivalents may be payable with respect to Options or SARs.

15.3No Rights to Awards.  No Person shall have any claim to be granted any Award, and there is no obligation for uniformity of treatment of Participants or holders or beneficiaries of Awards.  The terms and conditions of Awards need not be the same with respect to each Participant.

15.4Share Certificates.  All certificates for Shares or other securities of the Company or any Subsidiary or Affiliate (or, if any such Shares or securities are in book-entry form, such book-entry balances and confirmation and account statements with respect thereto) delivered under the Plan pursuant to any Award or the exercise thereof shall be subject to such stop transfer orders and other restrictions as the Committee may deem advisable under the Plan or the rules, regulations and other requirements of the SEC or any state securities commission or regulatory authority, any stock exchange or other market upon which such Shares or other securities are then listed, and any applicable Federal or state laws, and the Committee may cause a legend or legends to be put on any such certificates (or confirmation and account statements for book-entry Shares) to make appropriate reference to such restrictions.

15.5Withholding Taxes.    The Company, a Subsidiary or an Affiliate shall be entitled to: (a) withhold and deduct from future wages or other compensation of a Participant (or from other amounts that may be due and owing to a Participant from the Company, Subsidiary or Affiliate), including all payments under this Plan, or make other arrangements for the collection of (including through the sale of Shares otherwise issuable pursuant to the applicable Award), all legally required amounts necessary to satisfy any and all federal, state, local and foreign withholding and employment-related tax requirements attributable to an Award, including, without limitation, the grant, exercise or vesting of, or payment of dividends with respect to, an Award or a disqualifying disposition of Common Stock received upon exercise of an Incentive Stock Option; or (b) require a Participant promptly to remit the amount of such withholding to the Company before taking any action with respect to an Award. To the extent specified by the Committee, withholding may be satisfied by withholding Shares to be received upon exercise or vesting of an Award or by delivery to the Company of previously owned Shares, in each case (x) as may be required to avoid the Company’s or the Affiliates’ or Subsidiaries’ incurring an adverse accounting charge, and (y) based on the Fair Market Value of the Shares on the wage payment date as determined by the Committee. All such elections shall be irrevocable, made in writing, signed by the Participant, and shall be subject to any restrictions or limitations that the Committee, in its sole discretion, deems appropriate. In addition, the Company may reasonably delay the issuance or delivery of Shares pursuant to an Award as it determines appropriate to address tax withholding and other administrative matters.

15.6Compliance with Section 409A of the Code.  No Award (or modification thereof) shall provide for deferral of compensation that does not comply with Section 409A of the Code and the Regulations promulgated thereunder (“Section 409A”) unless the Committee, at the time of grant, specifically provides that the Award is not intended to comply with Section 409A.  Notwithstanding any provision of this Plan to the contrary, if one or more of the payments or benefits received or to be received by a Participant pursuant to an Award would cause the Participant to incur any additional tax or interest under Section 409A, the Committee may reform such provision to maintain to the maximum extent practicable the original intent of the applicable provision without violating the provisions of Section 409A. With respect to the payment of any Award that constitutes a deferral of compensation within the meaning of Section 409A, references to the Participant’s “termination of employment” shall be deemed to refer to the date upon which the Participant has experienced a “separation from service” within the meaning of Section 409A. In the event that it is reasonably determined by the Board or the Committee that, as a result of Section 409A, payments in respect of any Award under the Plan may not be made at the time contemplated by the terms of the Plan or the relevant Award agreement, as the case may be, without causing the Participant holding such Award to be subject to taxation under Section 409A, the Company will make such payment on the first day that would not result in the Participant incurring any tax liability under Section 409A; which, if the Participant is a “specified employee” within the meaning of the Section 409A, shall be the first day following the six-month period beginning on the date of Participant’s termination of employment. Unless otherwise provided in an Award Agreement or other document governing the issuance of such Award, payment of any Performance Award intended to qualify as a “short term deferral” within the meaning of Section 1.409A-1(b)(4)(i) of the U.S. Treasury Regulations shall be made between the first day following the close of the applicable Performance Period and the last day of the “applicable 2 ½ month period” as defined therein. Although the Company intends to administer the Plan so that Awards will be exempt from, or will comply with, the requirements of Section 409A, the Company does not warrant that any Award under the Plan will qualify for favorable tax treatment under Section 409A or any other provision of federal, state, local or foreign law.  The Company shall not be liable to any Participant for any tax, interest, or penalties that Participant might owe as a result of the grant, holding, vesting, exercise, or payment of any Award under the Plan.

15.7Award Agreements.  Each Award hereunder shall be evidenced by an Award Agreement that shall be delivered to the Participant and may specify the terms and conditions of the Award and any rules applicable thereto. In the event of a conflict between the terms of the Plan and any Award Agreement, the terms of the Plan shall prevail. The Committee shall, subject to applicable law, determine the date an Award is deemed to be granted. The Committee or, except to the extent prohibited under applicable law, its delegate(s) may establish the terms of agreements or other documents evidencing Awards under this Plan and may, but need not, require as a condition to any such agreement’s or document’s effectiveness that such agreement or document be executed by the Participant, including by electronic signature or other electronic indication of acceptance, and that such Participant agrees to such further terms and conditions as specified in such agreement or document. The grant of an Award under this Plan shall not confer any rights upon the Participant holding such Award other than such terms, and subject to such conditions, as are specified in this Plan as being applicable to such type of Award (or to all Awards) or as are expressly set forth in the agreement or other document evidencing such Award.

15.8No Limit on Other Compensation Arrangements.  Nothing contained in the Plan shall prevent the Company or any Subsidiary or Affiliate from adopting or continuing in effect other compensation arrangements, which may, but need not, provide for the grant of Options, Restricted Shares, Restricted Share Units, Other Stock-Based Awards or other types of Awards provided for hereunder.

15.9No Right to Employment.  The grant of an Award shall not be construed as giving a Participant the right to be retained in the employ of the Company or any Subsidiary or Affiliate.  Further,

the Company or a Subsidiary or Affiliate may at any time dismiss a Participant from employment, free from any liability or any claim under the Plan, unless otherwise expressly provided in an Award Agreement.

15.10No Rights as Stockholder.  Subject to the provisions of the Plan and the applicable Award Agreement, no Participant or holder or beneficiary of any Award shall have any rights as a stockholder with respect to any Shares to be distributed under the Plan until such person has become a holder of such Shares.  Notwithstanding the foregoing, in connection with each grant of Restricted Shares hereunder, the applicable Award Agreement shall specify if and to what extent the Participant shall not be entitled to the rights of a stockholder in respect of such Restricted Shares.

15.11Data Privacy.  As a condition of receipt of any Award, each Participant explicitly and unambiguously consents to the collection, use and transfer, in electronic or other form, of personal data as described in this paragraph by and among, as applicable, the Company and its Subsidiaries and Affiliates for the exclusive purpose of implementing, administering and managing the Participant’s participation in the Plan.  The Company and its Subsidiaries and Affiliates may hold certain personal information about a Participant, including but not limited to, the Participant’s name, home address and telephone number, date of birth, social security or other identification number, salary, nationality, job title(s), any shares of stock held in the Company or any of its Subsidiaries and Affiliates, details of all Awards, in each case, for the purpose of implementing, managing and administering the Plan and Awards (the “Data”). The Company and its Subsidiaries and Affiliates may transfer the Data amongst themselves as necessary for the purpose of implementation, administration and management of a Participant’s participation in the Plan, and the Company and its Subsidiaries and Affiliates may each further transfer the Data to any third parties assisting the Company in the implementation, administration and management of the Plan.  These recipients may be located in the Participant’s country, or elsewhere, and the Participant’s country may have different data privacy laws and protections than the recipients’ country. Through acceptance of an Award, each Participant authorizes such recipients to receive, possess, use, retain and transfer the Data, in electronic or other form, for the purposes of implementing, administering and managing the Participant’s participation in the Plan, including any requisite transfer of such Data as may be required to a broker or other third party with whom the Company or the Participant may elect to deposit any Shares. The Data related to a Participant will be held only as long as is necessary to implement, administer, and manage the Participant’s participation in the Plan. A Participant may, at any time, view the Data held by the Company with respect to such Participant, request additional information about the storage and processing of the Data with respect to such Participant, recommend any necessary corrections to the Data with respect to the Participant or refuse or withdraw the consents herein in writing, in any case without cost, by contacting his or her local human resources representative. The Company may cancel Participant’s ability to participate in the Plan and, in the Committee’s discretion, the Participant may forfeit any outstanding Awards if the Participant refuses or withdraws his or her consents as described herein.  For more information on the consequences of refusal to consent or withdrawal of consent, Participants may contact their local human resources representative.

15.12Governing Law; International Participants

(a)The validity, construction and effect of the Plan and any rules and regulations relating to the Plan and any Award Agreement shall be determined in accordance with the laws of the State of Tennessee without giving effect to conflicts of laws principles.

(b)In order to facilitate the making of any grant or combination of grants under this Plan, the Committee may provide for such special terms for awards to Participants who are foreign nationals or who are employed by the Company or any Subsidiary or Affiliate outside of the United States of America or who provide services to the Company or any Subsidiary or Affiliate under an agreement with a foreign nation or agency, as the Committee may consider necessary or appropriate to accommodate differences in local law, tax policy or custom. Moreover, the Committee may approve such supplements to or amendments, restatements or alternative versions of this Plan (including, without limitation, sub-plans) as it may consider necessary or appropriate for such purposes, without thereby affecting the terms of this Plan as in effect for any other purpose, and the secretary or other appropriate officer of the Company may certify any such document as having been approved and adopted in the same manner as this Plan. No such special terms, supplements, amendments or restatements, however, will include any provisions that are inconsistent with the terms of this Plan as then in effect unless this Plan could have been amended to eliminate such inconsistency without further approval by the stockholders.

15.13Severability.  If any provision of the Plan or any Award is, or becomes, or is deemed to be invalid, illegal or unenforceable in any jurisdiction or as to any Person or Award, or would disqualify the Plan or any Award under any law deemed applicable by the Committee, such provision shall be construed or deemed amended to conform to the applicable laws, or if it cannot be construed or deemed amended without, in the determination of the Committee, materially altering the intent of the Plan or the Award, such provision shall be stricken as to such jurisdiction, Person or Award and the remainder of the Plan and any such Award shall remain in full force and effect.

15.14Other Laws.  The Committee may refuse to issue or transfer any Shares or other consideration under an Award if, acting in its sole discretion, it determines that the issuance or transfer of such Shares or such other consideration might violate any applicable law or regulation (including applicable non-U.S. laws or regulations) or entitle the Company to recover the same under Exchange Act Section 16(b), and any payment tendered to the Company by a Participant, other holder or beneficiary in connection with the exercise of such Award shall be promptly refunded to the relevant Participant, holder or beneficiary.

15.15No Trust or Fund Created.  Neither the Plan nor any Award shall create or be construed to create a trust or separate fund of any kind or a fiduciary relationship between the Company or any Subsidiary or Affiliate and a Participant or any other Person.  To the extent that any Person acquires a right to receive payments from the Company or any Subsidiary or Affiliate pursuant to an Award, such right shall be no greater than the right of any unsecured general creditor of the Company or any Subsidiary or Affiliate.

15.16Headings.  Headings are given to the sections and subsections of the Plan solely as a convenience to facilitate reference.  Such headings shall not be deemed in any way material or relevant to the construction or interpretation of the Plan or any provision thereof.

Section 16.	Term Of The Plan.

16.1Effective Date. The Plan shall be effective upon the approval of the Board and the Company’s stockholders (such approval date, the “Effective Date”).

16.2Expiration Date.  No new Awards shall be granted under the Plan after the tenth anniversary of the Effective Date. Unless otherwise expressly provided in the Plan or in an applicable Award Agreement, any Award granted hereunder may, and the authority of the Board or the Committee to amend, alter, adjust, suspend, discontinue or terminate any such Award or to waive any conditions or rights under any such Award shall, continue after the tenth anniversary of the Effective Date.